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                                                                      EXHIBIT 12


                SUN INTERNATIONAL HOTELS LIMITED AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (In Thousands of Dollars)


                                                                                                                  FOR THE SIX MONTHS
                                                                   FOR THE YEARS ENDED DECEMBER 31,                  ENDED JUNE 30,
                                                        -----------------------------------------------------    -------------------
                                                                                                                  ACTUAL     ACTUAL
                                                          1996        1997      1998        1999       2000        2000       2001
                                                        --------    --------   -------    --------   --------    --------   -------
Earnings available for fixed charges:
    Earnings (loss) before income taxes and
     extraordinary item                                   46,298      92,333    65,755      79,146   (112,791)    100,143    57,972
    Interest and amortization of debt discount
     and expense                                           3,133      24,370     4,516      50,699     45,678      23,320    26,836
    Interest element of rentals (A)                          568         879     1,187       1,893      1,963         993     1,217
    Cash distributions received from equity investees      1,419       1,589     2,061       2,651      2,848       1,686     1,732
    Less equity earnings in equity investees              (2,530)     (2,214)   (2,730)     (2,628)    (4,225)     (1,014)   (2,804)
    Amortization of capitalized interest                      --          --        --       1,417      1,580         790       974
                                                        --------    --------   -------    --------   --------    --------   -------
       Earnings available for fixed charges               48,888     116,957    70,789     133,178    (64,947)    125,918    85,927
                                                        --------    --------   -------    --------   --------    --------   -------


Fixed charges:
    Interest and amortization of debt discount
     and expense                                           3,133      24,370     4,516      50,699     45,678      23,320    26,836
    Capitalized interest                                     438       6,778    35,304       4,865     11,072       4,558       822
    Interest element of rentals (A)                          568         879     1,187       1,893      1,963         993     1,217
                                                        --------    --------   -------    --------   --------    --------   -------
       Total fixed charges                                 4,139      32,027    41,007      57,457     58,713      28,871    28,875
                                                        ========    ========   =======    ========   ========    ========   =======

Ratio of earnings to fixed charges (B)                     11.81        3.65      1.73        2.32         --        4.36      2.98
                                                        ========    ========   =======    ========   ========    ========   =======

(A) The Company estimates the interest component of rent expense to be 0.33.

(B) Earnings were insufficient to cover fixed charges by $123,660,000 for the year 2000.